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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number     000-33343
                                          ----------------


                        AQUIS COMMUNICATIONS GROUP, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

                            1719A ROUTE 10, SUITE 300
                          PARSIPPANY, NEW JERSEY 07054
                          ----------------------------
   (Address, including zip code, of registrant's principal executive offices)

                                 (973) 560-8000
                                 --------------
                (Company's telephone number, including area code)

                          COMMON STOCK, $.01 PAR VALUE
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
             Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                                     Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or
notice date:     266
             ------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Aquis Communications Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 29, 2004           BY:  /s/ D. Brian Plunkett
      ----------------                ------------------------------------------
                                      D. Brian Plunkett
                                      Chief Financial Officer and Vice President